                                                                   April 2, 2001


First Allmerica Financial Life Insurance Company
440 Lincoln Street
Worcester MA 01653

RE:  INHEIRITAGE ACCOUNT OF FIRST ALLMERICA
     FINANCIAL LIFE INSURANCE COMPANY
     FILE NO.'S:  33-74184 AND 811-8304

Gentlemen:

This opinion is furnished in connection with the filing by First Allmerica Financial Life Insurance Company (the "Company") of a Post-Effective Amendment to the Registration Statement on Form S-6 of its second-to-die flexible premium variable life insurance policies ("Policies") allocated to the Inheiritage Account under the Securities Act of 1933. The Prospectuses included in this Post-Effective Amendment to the Registration Statement describe the Policies. I am familiar with and have provided actuarial advice concerning the preparation of the Post-Effective Amendment to the Registration Statement, including exhibits.

In my professional opinion, the illustrations of death benefits and cash values included in Appendix C of the Prospectuses, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for persons age 55 than to prospective purchasers of Policies for people at other ages or underwriting classes.

I am also of the opinion that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement.


                                       Sincerely,


                                       /s/ Paul T. Engeriser

                                       Paul T. Engeriser, F.S.A., M.A.A.A.
                                       Vice President and Actuary